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     10.23 Employment Agreement dated January 1, 1997 with Thomas J. Herrmann


                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT (hereinafter the "Agreement") is made and entered into this 1st day of January, 1997 by and between KYZEN CORPORATION, a Utah Corporation, (hereinafter "Employer") and Thomas J. Herrmann, an individual (hereinafter "Employee").

                                    RECITALS

         WHEREAS, Employer has been formed to engage in the manufacture of specialty chemicals, water management systems, specialty cleaning systems, integration of processes into cleaning machines and associated businesses; and
         WHEREAS, Employee has experience and background to participate in the above designated businesses; and
         WHEREAS, Employer desires to engage Employee, and Employee desires to become so engaged.
         NOW, THEREFORE, in view of the foregoing recitals, which are incorporated as a part of this Agreement, and in consideration of the mutual covenants contained herein and the mutual benefits to be derived hereunder, the parties agree as follows:

         1. Employment. Employer hereby employs Employee to perform those duties assigned to Employee by Employer, and Employee accepts and agrees to such employment. Employee's first assignment shall be Vice President-Marketing. Employee's initial salary shall be at rate of Seven Thousand Six Hundred Sixty Six Dollars and Sixty Seven cents ($7,666.67) per month (payable in pro-rated semi-monthly payments on the 15th and 30th or last day of each month). Employer will review Employee's salary approximately annually, taking into consideration such factors as changes in the consumer price index, the level of the salaries of employees in comparable positions, and the earnings and cash flow of the Employer. In addition the Employee, based on management and Board of Director recommendations, will be invited to participate based on his performance, knowledge and accomplishments in his job, in equity in the Employer through the Employer's Incentive Stock Option Plan. Employer will provide Employee with medical insurance coverage to cover his family based on the current Kyzen Employee Benefit plan. This medical coverage is anticipated to take effect on or about January 1, 1997 provided the employee and his family can qualify with the insurance carrier underwriting the medical plan.

         In addition to Employee's salary, Employee shall be entitled to participate in the insurance and other fringe benefit programs (including but not limited to the Management Disability Insurance Coverage Plan) which Employer provides to its other full-time employees.

         2. Term. The first term of this Agreement shall begin on January 1, 1997, and shall continue for a period of one year. Thereafter, this Agreement shall continue for successive one year periods until it is terminated by a minimum of sixty (60) days written notice from either party to the other party prior to the end of an existing one year period; provided, however, that in the event that more than twenty percent (20%) of the voting common stock of the Employer is acquired by a person or entity (other than an underwriter) which does not own or control shares of the common stock of the Employer as of January 1, 1994 and such acquisitions results in a change of control over the Employer, and Employer terminates this Agreement as a result of such change in control over Employer, then for a period of two (2) years after such termination Employee shall be entitled to receive semi-monthly severance payments equal to salary payments which otherwise would have been paid to Employee pursuant to this Agreement.

         If Employee terminates this Agreement, Employer shall have the option of terminating this Agreement either immediately or at the end of the calendar month in which notice is given.

         3. Salary Deferral In the event that the Employer determines that it does not have the necessary funds to pay the full amount of the salary of Employee without impairing its working capital, Employee agrees to

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defer the unpaid portion of such salary, subject to interest accruals at the rate of twelve percent (12%) per annum compounded monthly, on a basis of parity with other employees who are also deferring payment of their salaries. Payment of any deferred salary, plus accrued interest, may be made at any time at the sole discretion of the Employer; provided, however, that in the event that the Employer terminates this Agreement, then the Employer shall pay all unpaid salary, plus accrued interest, within thirty (30) days after such termination of this Agreement.

         4. Duties. Employee shall perform those duties assigned by Employer, subject to the general supervision and direction of Employer. Employee shall devote substantially all of his working time and efforts to the business of Employer and its subsidiaries or affiliates, if any, and shall not during the term of this Agreement be engaged in any other business activities (defined to be services, transactions, non-passive investments, or other activity engaged in for the direct financial benefit of the Employee) without the express written consent of Employer.

         5. Best Efforts. Employee agrees that he will at all times faithfully, industriously, and to the best of his ability, experience, and talents, perform all of his duties assigned by Employer.

         6. Covenant Not To Compete. During the period of this Agreement, and for a period of two (2) years after its termination, Employee shall not, without the express written consent of Employer, compete with Employer in any fashion, including but not limited to directly or indirectly engaging in, assisting, performing services for, establishing or opening, or having any equity interest (other than ownership of ten (10) percent or less of the outstanding stock of any corporation listed on the New York or American Stock Exchanges or included in the National Association of Securities Dealers Automated Quotation System) in any person, firm, corporation, or business entity, whether as an employee, officer, director, agent, security holder, creditor, consultant, or otherwise, that engages in the specialty chemical, specialty equipment or water treatment businesses in competition with Employer. This covenant shall be construed as a series of separate covenants, one for each separate market area. If, in any judicial proceeding, a court shall refuse to enforce any of these separate covenants, then the unenforceable covenants shall be deemed eliminated from this Agreement to the extent necessary to permit the remaining separate covenants to be enforced. Each covenant contained or described in this paragraph 6 shall survive expiration or termination of this Agreement.

         7. Non-Disclosure of Information. Employee shall not duplicate or disclose to any person not authorized to receive or use same, any of Employer's Proprietary and/or Confidential Information, including, but not limited to, Employer's data, information, lists, studies, plans, procedures, results, methods, ideas, processes, research, developments, specifications, know how, or any copy thereof. Employee specifically acknowledges, understands, and agrees that he does not and shall not have any ownership or interest in any Proprietary and/or Confidential Information, whether learned developed, modified, or improved, through the efforts of Employee or otherwise. Employee shall keep himself informed of Employer's policies and procedures for safeguarding Employer's property, including and Proprietary and/or Confidential Information, and shall reasonably comply with those policies and procedures at all times. Employee shall not, without the express authorization of Employer, remove any of Employer's property from Employer's premises; and shall return to Employer, immediately upon expiration or termination of his employment or this Agreement, any and all of Employer's property in his possession or control. Each covenant contained or described in this paragraph 7 shall survive expiration or termination of this Agreement.

         8. Modification of Agreement. This Agreement can only be modified by a separate writing, other than an instrument of payment, signed by both parties.

         9. Binding. This Agreement is for the benefit of and is binding upon the parties hereto, their successors, heirs, and personal representatives.

         10. Notices. Any notices, request, instruction, report, or other document to be given to the parties shall be in writing and delivered personally, by courier, by Federal Express or sent by certified mail, postage prepaid. Agreed upon addresses for notice deliveries are:



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         Employer:         430 Harding Industrial Drive
                           Nashville, TN 37211

         Employee:         9132 Demery Ct.
                           Brentwood, TN  37027

         11. Paragraph number and headings. Headings and paragraph numbers have been inserted herein solely for convenience and reference and shall not be construed to affect the meanings, construction or effect of this Agreement.

         12. Arbitration. Any and all disputes, or disagreements controversies with the exception of those arising out of paragraphs 6 and 7, relating to or arising out of this Agreement shall be submitted to binding arbitration in the City of Nashville, Tennessee, according to the rules and regulations of the American Arbitration Association, and binding judgment based on the decision of the arbitrator may be entered in any court of competent jurisdiction.

         13. Default. If either party defaults in any of the covenants or agreements herein contained, the defaulting party shall pay all costs and expenses, including reasonable attorney's fees, incurred by the other party in enforcing its rights arising under this Agreement, whether incurred through legal action or otherwise.

         14. Enforcement. Employee acknowledges that any remedy at law for breach of paragraphs 6 and 7 would be inadequate, acknowledges that Employer would be irreparably damaged by an actual or threatened breach thereof, and agrees that Employer shall be entitled to an injunction restraining Employee from any actual or threatened breach of paragraphs 5 and 6, as well as any further appropriate equitable relief, without any bond or other security being required. In addition to the foregoing, each of the parties hereto shall be entitled to any remedies available at law, in equity, or by statute.

         15. Applicable Law. This agreement shall be governed by the laws of the State of Tennessee.

         16. Severability. If and to the extent that any court of competent jurisdiction holds any provision or any part hereof to be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement.

         17. Waiver. No failure by either party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement, or to exercise any right or remedy upon the breach thereof, shall constitute a waiver of any breach of this Agreement.

         18. Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes all prior agreements, negotiations, and understandings between the parties with regard to employment of Employee by Employer.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first hereinabove written.

         EMPLOYEE                                   EMPLOYER


            /s/ Thomas J. Herrmann                  By: /s/ Kyle J. Doyel
            ------------------------                    ----------------------
                                                    Its: President & CEO